EXHIBIT 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT MADE UNDER THE SECURITIES ACT OF 1933 OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT, THE EXISTENCE OF WHICH EXEMPTION HAS BEEN CONFIRMED BY AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY.  THE TRANSFER OF THIS WARRANT IS RESTRICTED AS DESCRIBED HEREIN.

Void after 5:00 p.m., Mountain Standard Time
on September 30, 2016

BROWNSHIRE HOLDINGS, INC.
COMMON STOCK PURCHASE WARRANT

This certifies that, for value received, Steven A. Rothstein or registered assigns (the “Holder”), is entitled, subject to the provisions of this Common Stock Purchase Warrant (the “Warrant”), to purchase 250,000 shares of the Common Stock of Brownshire Holdings, Inc., a Nevada corporation (the “Company”). This Warrant is exercisable at an exercise price equal to $0.01 per Warrant Share (the “Exercise Price”). The number of shares of Common Stock to be received upon the exercise of this Warrant (the “Warrant Shares”) and the Exercise Price shall be adjusted from time to time as hereinafter set forth.

1.     Exercise of Warrant.  This Warrant may be exercised in whole or in part at any time or from time to time on or after the date hereof, but in any event not later than 5:00 p.m., Mountain Standard Time, on September 30, 2016, by presentation and surrender to the Company at its principal executive office or at the office of its stock transfer agent, if any, of the purchase form attached as Exhibit A hereto (the “Purchase Form”), duly executed and accompanied by payment, in cash or by certified or official bank check, payable to the order of the Company, in the amount (the “Purchase Price”) equal to the Exercise Price multiplied by the number of Warrant Shares specified in such form, together with any taxes applicable upon such exercise. Alternatively, in the Holder’s discretion, the Purchase Price may be satisfied (i) by cancellation of indebtedness, if any, of the Company to Holder; or (ii) by cancellation of Holder’s right to acquire a particular number of Warrant Shares. In any case where the Holder notifies the Company of the exercise of this Warrant through cancellation of the Holder’s right to purchase a particular number of Warrant Shares, the number of Warrant Shares to be received by Holder on the date of exercise (the “Exercise Date”) shall be equal to the number of shares of Common Stock purchasable under this Warrant, divided by the current fair market price of one share of the Common Stock (the “Market Price”), multiplied by the amount by which the Market Price exceeds the Exercise Price. The Market Price shall be determined as follows: If the Common Stock is traded on a stock exchange or trading market, the Market Price shall be the greater of (i) the average of the mid-points of the closing bid and asked prices of the Common Stock for each of the five (5) trading days immediately preceding the date of exercise of the Warrant; or (ii) the average of the closing prices for the Common Stock on each of the five (5) trading days immediately preceding the Exercise Date. If the Common Stock is not traded on a stock exchange or trading market, the Market Price shall be the highest price at which the Company sold Common Stock in a bona fide transaction within the twelve (12) month period immediately prior to the Exercise Date. If the Company has not sold Common Stock within the twelve (12) month period prior to the Exercise Date, the Market Price shall be the average price at which the Common Stock was sold by a stockholder or stockholders of the Company in the three (3) most recent such transactions calculated by taking the sum of the products of the number of shares in each transaction by the respective price per share received and dividing such sum by the total number of shares sold in all such transactions. If neither the Company nor three (3) stockholders of the Company have sold Common Stock during the twelve (12) month period prior to the Exercise Date, then the Market Price shall be determined by appraisal performed by an appraiser reasonably acceptable to the Company, and the expense of such appraisal shall be paid by the Company.

If this Warrant is exercised in part only, the Company shall, if this Warrant is surrendered for cancellation, execute and deliver a new Warrant of the same tenor evidencing the right of the Holder to purchase the balance of the Warrant Shares purchasable hereunder upon the same terms and conditions as herein set forth.  Upon and as of receipt by the Company of the Purchase Form at its offices or at the office of the stock transfer agent of the Company, in proper form for exercise, and accompanied by payment as herein provided, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company may then be closed or that certificates representing such shares of Common Stock may not then be actually delivered to the Holder.

2.    Reservation of Shares.  The Company hereby covenants and agrees that at all times during the period that this Warrant is exercisable it shall have reserved from its authorized and unissued Common Stock, for issuance and delivery upon exercise of this Warrant, such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of this Warrant.  The Company hereby represents and warrants to Holder that its issuance of this Warrant has been duly authorized by the Company’s Board of Directors, its issuance of the Warrant Shares has been fully authorized by the Company’s Board of Directors, and its officers who are charged with the duty of executing stock certificates have been fully authorized and directed to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant, with no need for any further action of any kind by the Company or its Board of Directors.

3.     Fractional Shares.  No fractional shares or stock representing fractional shares shall be issued upon the exercise of this Warrant.  In lieu of any fractional shares that otherwise would be issuable, the Company shall pay to Holder cash in an amount equal to the product of such fraction multiplied by the Market Price of one share of Common Stock on the date of exercise, as determined pursuant to Section 1.

4.     Transfer, Exchange, Assignment or Loss of Warrant.

(a)     This Warrant may not be assigned or transferred except as provided herein and in accordance with and subject to the provisions of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder (said Act and such Rules and Regulations being hereinafter collectively referred to as the “Act”).

(b)     This Warrant shall be transferable only upon the opinion of counsel satisfactory to the Company to the effect that (i) the transferee is a person to whom the Warrant may be legally transferred without registration under the Act, and (ii) such transfer will not violate any applicable law or governmental rule or regulation including, without limitation, any applicable federal or state securities law. Notwithstanding the foregoing, and notwithstanding any other provision or provisions of this Warrant, the Holder shall have the unfettered right to assign and transfer this Warrant, in whole or in part, at any time and from time to time, directly or indirectly to any trust, pension or profit sharing plan, Individual Retirement Account, family limited partnership or other similar entity directly or indirectly controlled by Holder or to family members or affiliates of the Holder or employees of such affiliates (each, a “Planning-Related Affiliate”), for tax or estate planning purposes or for employee profit sharing purposes by the Holder, or Holder’s affiliates, without any opinion of counsel to the Company or any other restriction.

(c)     Any assignment permitted hereunder shall be made by surrender of this Warrant to the Company at its principal office with the assignment form attached as Exhibit B hereto (the “Assignment Form”) duly executed and with funds sufficient to pay any transfer tax.  In such event, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment, and this Warrant promptly shall be canceled.  This Warrant may be divided or combined with other Warrants that carry the same rights upon presentation thereof at the principal office of the Company together with a written notice signed by the Holder thereof, specifying the names and denominations in which new Warrants are to be issued.  The terms “Warrant” and “Warrants” as used herein include any Warrants issued in substitution for or replacement of this Warrant, or into which this Warrant may be divided or exchanged.

(d)     Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.  Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen, destroyed or mutilated shall be at any time enforced or enforceable by anyone.

(e)     Each Holder of this Warrant, the Warrant Shares or any other security issued or issuable upon exercise of this Warrant shall indemnify and hold harmless the Company, its directors and officers, and each person, if any, who controls the Company, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer or any such person may become subject under the Act or statute or common law, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or are based upon the disposition by such Holder of the Warrant, the Warrant Shares or other such securities in violation of this Warrant.

5.     Rights of the Holder.  The Holder shall not, simply by virtue hereof (i.e., prior to any exercise hereof), be entitled to any rights of a stockholder in the Company, either at law or equity, except as stated herein, and the rights of the Holder are limited to those expressed in this Warrant.

6.     Adjustment of Exercise Price and Number of Shares. The number and kind of securities issuable upon the exercise of this Warrant and the Exercise Price of such securities shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)     Adjustments For New Issuance. If the Company at any time issues or agrees to issue any shares of Common Stock at a price that is less than the then-current Exercise Price (a “New Issuance”), then and in each case, from time to time, the Exercise Price shall be adjusted so as to equal the price per share of such New Issuance.

(b)     Adjustment for Dividends in Stock.  If at any time or from time to time, on or after the date hereof, the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) have received, or, on or after the record date fixed for the determination of eligible stockholders, have become entitled to receive, without payment therefor, other or additional stock of the Company by way of any stock dividend, then and in each case, the Holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock of the Company that the Holder would hold on the date of such exercise had he been the holder of record of such Common Stock on the date hereof and had he thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all other additional stock receivable as aforesaid during such period, giving effect to all adjustments called for during such period by Section 6(c) and (d).

(c)     Adjustment for Reclassification, Reorganization or Merger.  In case of any reclassification or change of the outstanding securities of the Company, or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) on or after the date hereof, or in case, after such date, the Company (or any such other corporation) merges with or into another business entity or conveys all or substantially all of its assets to another business entity, then and in each such case the Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 6(b) and (d); in each such case, the terms of this Section 6 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

(d)     Stock Splits and Reverse Stock Splits.  If at any time on or after the date hereof the Company subdivides its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of Warrant Shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Common Stock is combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of Warrant Shares receivable upon exercise of the Warrant shall thereby be proportionately decreased.

7.     Officers’ Certificate.  Whenever the Exercise Price or the Warrant or Shares issuable on exercise of this Warrant are adjusted as required by the provisions of Section 6 hereof, the Company shall forthwith file with its Secretary or an Assistant Secretary at its principal office, and with its stock transfer agent, if any, an officer’s certificate showing the adjusted Exercise Price and Warrant Shares determined as herein provided and setting forth in reasonable detail the facts requiring such adjustment.  Each such officer’s certificate shall be made available at all reasonable times for inspection by the Holder, and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the Holder.

8.     Notices to Warrant Holders; Stockholder Meetings.  So long as this Warrant is outstanding and unexercised, (i) if the Company pays any dividend or makes any distribution upon the Common Stock, or (ii) if the Company offers to the holders of Common Stock for subscription or purchase by them any shares of stock of any class or any other rights, or (iii) in the event of any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another business entity, sale, lease or transfer of all or substantially all of the property and assets of the Company to another business entity, or voluntary or involuntary dissolution, the Company shall cause to be delivered to the Holder, at least ten days prior to the date specified in (a) or (b) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (a) a record is to be taken for the purpose of such dividend, distribution or rights, or (b) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place, and the date, if any is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up. In addition, so long as this Warrant is outstanding and not fully exercised, the Company shall give the Holder notice of any and all meetings of the stockholders of the Company on the same basis as the Company gives such notice to its stockholders and the Holder shall be entitled to attend all such meetings and to receive any and all materials which are made available to the stockholders of the Company as though Holder were a stockholder of the Company.

9.    Registration under the Securities Act of 1933.

(a)     Definitions.  For purposes of this Warrant:

(1)     The term “Holders” means the initial holder of this Warrant, the assigns of such holder and any other persons or entities holding Registerable Securities;

(2)     The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Act and the declaration or ordering of effectiveness of such registration statement; and

(3)     The term “Registerable Securities” means (i) Common Stock issuable or issued upon exercise of the Warrants; (ii) any Common Stock of the Company issued as a dividend or other distribution with respect to, in lieu of or in exchange or in replacement of, such Common Stock that cannot be sold to the public immediately without restriction; and (iii) any other Common Stock issued in accordance with the rights of the Holders under this Warrant.

(b)     Company Registration.  Subject to Section 9(h), if at any time after the date hereof the Company proposes to register any of its Common Stock under the Act in connection with the public offering of such securities solely for cash on a form that would also permit the registration of the Registerable Securities, the Company shall, each such time, promptly give each Holder written notice of such determination.  Upon the written request of any Holder given within twenty (20) days after mailing of any such notice by the Company, the Company shall use its best efforts to cause to be registered under the Act all of the Registerable Securities that each such Holder has requested be registered.

(c)    Obligations of the Company.  Whenever required under Section 9(b) to use its best efforts to effect the registration of any Registerable Securities, the Company shall, as expeditiously as reasonably possible:

(1)     Prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement with respect to such Registerable Securities and use its best efforts to cause such registration statement to become and remain effective; provided, however, that in connection with any proposed registration intended to permit an offering of any securities from time to time (i.e., a so-called “shelf registration”), the Company shall in no event be obligated to cause any such registration to remain effective for more than 12 months.

(2)     Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(3)     Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registerable Securities owned by them.

(4)     Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such states or jurisdictions, and further provided that (notwithstanding anything herein to the contrary) if any jurisdiction in which the securities are qualified requires that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by the Holders, then such expenses shall be payable by the Holders pro rata, to the extent required by such jurisdiction.

(d)     Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 9 that the Holders shall furnish to the Company such information regarding them, the Registerable Securities held by them, and the intended method of disposition of such securities as the Company reasonably requests and as reasonably may be required in connection with the action to be taken by the Company.

(e)    Company Registration Expenses.  In the case of any registration effected as provided in Section 9(b), the Company shall bear all registration and qualification fees and expenses (excluding underwriters’ discounts and commissions), including any additional costs and disbursements of counsel for the Company that result from the inclusion of securities held by the Holders in such registration; provided, however, that each selling Holder shall bear the fees and costs of his own counsel.

(f)    Underwriting Requirements.  In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 9(b) to include any of the Holders’ Registerable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering by the Company.  If the total amount of Registerable Securities that all Holders request to be included in such offering exceeds the amount of Registerable Securities that the underwriters reasonably believe compatible with the success of the offering, the Company shall only be required to include in the offering so many of the Registerable Securities of the selling Holders as the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of Registerable Securities owned by said selling Holders, or in such other proportions as shall mutually be agreed to by such selling Holders), provided that no such reduction shall be made with respect to any securities offered by the Company for its own account.

(g)     Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation of this Section 9.

(h)     Indemnification.  Subject to Section 9(f), in the event any Registerable Securities are included in a registration statement under this Section 9:

(l)     To the extent permitted by law, the Company shall indemnify and hold harmless each Holder requesting or joining in a registration, any underwriter (as defined in the Act) for it, and each person, if any, who controls such Holder or underwriter within the meaning of the Act, against any losses, claims, damages, or liabilities, joint or several, to which they may become subject under the Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or arise out of any violation by the Company of any rule or regulation promulgated under the Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall reimburse each such Holder, such underwriter, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 9(h)(1) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld) nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, or controlling person.

(2)     To the extent permitted by law, each Holder requesting or joining in a registration shall indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, and each agent and any underwriter for the Company (within the meaning of the Act) against losses, claims, damages, or liabilities to which the Company or any such director, officer, controlling person, agent, or underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent, or underwriter in connection with investigating or defending any such loss, claim, damage, liability, or action; provided however, that the indemnity agreement contained in this Section 9(h)(2) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

(3)     Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this paragraph, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties.  The failure to notify any indemnifying party promptly of the commencement of any such action, if prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party, but the omission so to notify the indemnifying party will not relieve him of any other liability that he may have to such indemnified party.

(i)     Registrations on Form S-3.

(1)     If (i) a Holder or Holders request in writing (specifying that it is being made pursuant to this Section 9(i)) that the Company file a registration statement on Form S-3 (or any successor form to Form S-3 regardless of its designation) for a public offering of shares of the Registerable Securities the reasonably anticipated aggregate price to the public of which would exceed $500,000, and (ii) the Company is a registrant entitled to use Form S-3 to register such shares, then the Company shall use its best efforts to cause such shares to be registered on Form S-3 (or any successor form to Form S-3).

(2)    All expenses incurred in connection with a registration requested pursuant to Section 9(i)(1), including, without limitation, all registration, qualification, printing, and accounting fees, and fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, shall be borne pro rata by the Holder or Holders participating in the registration pursuant to Section 9(i)(1) on the basis of the amount of securities so registered.

(3)     Holders’ rights to registration under this Section 9(i) are in addition to, and not in lieu of, their rights to registration under Section 9(b).

(j)     Termination of the Company’s Obligations.  The Company’s obligations pursuant to Section 9(b) or 9(i) shall expire upon the expiration of fifteen (15) years following the date of this Warrant.

(k)    Reports Under Securities Exchange Act of 1934.  The Company agrees to be and remain in compliance with the Securities Exchange Act of 1934, as amended (the “1934 Act”), if and when the Company becomes subject to the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to use its best efforts promptly to furnish to any Holder, so long as such Holder owns any Registerable Securities, upon request, a copy of the most recent annual or quarterly report of the Company, such other reports and documents so filed by the Company with the SEC and such written statements, certifications, representations and warranties as may be reasonably requested in availing any Holder of any rule or regulation of the SEC permitting the selling of any such securities without registration.

10.     Transfer to Comply with the Securities Act of 1933.

(a)     This Warrant and the Warrant Shares or any other security or securities issued or issuable upon exercise of this Warrant may not be sold, transferred or otherwise disposed of except as permitted under Section 4.

(b)     The Company may cause the following legend to be set forth on each certificate representing Warrant Shares or any other security issued or issuable upon exercise of this Warrant not theretofore distributed to the public or sold to underwriters for distribution to the public pursuant to Section 9 or 11 hereof, unless counsel for the Company is of the reasonable opinion as to any such certificate that such legend is unnecessary or unless the Company has received an opinion of counsel to the effect that such legend is unnecessary:

The securities represented by this certificate may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement made under the Securities Act of 1933 (the “Act”), or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

11.     Tag-along Rights.

(a)     If GDSC Acquisitions, LLC (the “Selling Stockholder”) desires to consummate or enter into a contract for any Disposition (as hereafter defined) involving a Change in Control (as hereafter defined), the Selling Stockholder shall deliver to the Holder a written notice (the “Offer Notice”) containing the following information: (i) the identity of the Person to whom the Disposition is proposed to be made (the “Prospective Purchaser”); (ii) specifying the number of shares of Common Stock proposed to be disposed of (the “Offered Shares”) and the manner of the disposition; (iii) stating the kind and aggregate amount of consideration proposed to be paid or delivered by the Prospective Purchaser for such shares, and the amount allocable to each share (the “Offer Consideration”); (iv) describing the other materials terms and conditions of the proposed Disposition; (v) describing any other contracts or transactions between the Selling Stockholder or the Company and the Prospective Purchaser and its affiliates during the two years immediately preceding the date of the Offer Notice (a “Related Contract”); (vi) acknowledging that the Selling Stockholder has notified the Prospective Purchaser of the requirements of this Section 11; and (vii) stating the maximum number of shares that the Prospective Purchaser is willing to purchase from all participating sellers (the “Offer Number”). The Selling Stockholder shall also provide such additional information concerning the Prospective Purchaser and the proposed Disposition as the Holder may reasonably request and which the Selling Stockholder possesses or can obtain without unreasonable effort or expense. If more than one person proposes to dispose of Common Stock to the same Prospective Purchaser as part of a single or concurrent transaction, on substantially the same terms and conditions, then they shall be treated as a single Selling Stockholder.

(b)     If the Offer Consideration does not consist entirely of cash, the Offer Notice must state the good faith evaluation of the Selling Stockholder of the fair market value of such noncash consideration as of the date the Offer Notice is given, together with a description of the method by which such evaluation was made and copies of any appraisals or similar reports, if any, on which such evaluation was based. If any Related Contract was disclosed in the Offer Notice, the Offer Notice must also state the good faith evaluation of the Selling Stockholder of the fair market value as of the date received of the maximum aggregate consideration and benefits received or to be received by the Selling Stockholder or any of his or her direct or indirect affiliates, designees or beneficiaries as a result of such Related Contract and of the minimum amount of property, services or other consideration received or to be received by the Prospective Purchaser in consideration thereof, together with a description of the method by which such evaluation was made and copies of any appraisals or similar reports, if any, on which such evaluation was based.

(c)     The Selling Stockholder may only consummate a Disposition that would result in a Change in Control after compliance with the notice provisions above, and only if the other terms and conditions set forth herein are satisfied. The Holder (the “Electing Stockholder”) may elect to have the Prospective Purchaser purchase all or a portion of the Warrant Shares (the “Tag-along Shares”), by giving to the Selling Stockholder within ten (10) business days after the date the Offer Notice was given (the “10-Day Notice Period”), written notice of such election, which notice shall specify the number of Tag-along Shares as to which such right is being exercised. Neither the Selling Stockholder nor the Electing Stockholder shall enter into a binding purchase agreement with the Prospective Purchaser (a “Binding Agreement”) prior to the expiration of the 10-Day Notice Period. If, within forty-five (45) days after the expiration of the 10-Day Notice Period, the Selling Stockholder enters into a Binding Agreement with the Prospective Purchaser, the Prospective Purchaser shall comply with whichever of the following clauses applies:

(1)     If the aggregate number of Offered Shares plus the Tag-along Shares of all Electing Stockholders is less than or equal to the Offer Number, then the Binding Agreement must provide for the purchase of all Offered Shares, and the Prospective Purchaser must, at the same time as or within fifteen (15) days after entering into a Binding Agreement with the Selling Stockholder, also enter into a Binding Agreement with each Electing Stockholder to purchase all of such Electing Stockholder’s Tag-along Shares.

(2)    If the aggregate number of Offered Shares plus the Tag-along Shares of all Electing Stockholders is greater than the Offer Number, then the Prospective Purchaser must, at the same time as or within fifteen (15) days after entering into a Binding Agreement with the Selling Stockholder, also enter into a Binding Agreement with each Electing Stockholder, and such Binding Agreements collectively must provide (A) for the purchase from the Selling Stockholder of a number of shares of Common Stock that is equal to the product of the Offer Number multiplied by a fraction, the numerator of which is the number of shares of Common Stock held by the Selling Stockholder and the denominator of which is the aggregate number of shares of Common Stock held by the Selling Stockholder and all Electing Stockholders; and (B) for the purchase from each Electing Stockholder of a number of shares of Common Stock that is equal to the product of the Offer Number multiplied by a fraction, the numerator of which is the number of shares of Common Stock held by such Electing Stockholder and the denominator of which is the aggregate number of shares of Common Stock held by all Electing Investors and the Selling Stockholder.

(d)     Each Binding Agreement entered into with any Electing Stockholder must provide for the purchase to be on substantially the same terms and conditions as those applicable to the Selling Stockholder and specified in the Offer Notice (without discount or other discrimination based on differences in the number or amount of shares of Common Stock held).

(e)     The price per share to be received by each Electing Stockholder for Tag-along Shares to be sold by it upon exercise of the Tag-along right shall be the per-share Offer Consideration for the Offered Shares plus the per-share value of any Related Contract.

(f)     If for any reason the closing under a Binding Agreement does not occur (other than by reason of a material breach or violation by an Electing Stockholder) not later than 90 days after the expiration of the 10-Day Notice Period, then the Selling Stockholder shall not be entitled to consummate the Disposition of any Offered Shares whether pursuant to the transaction in question or otherwise, without again complying with this Section 11.

(g)    In the event the Selling Stockholder should sell any Offered Shares in contravention of the tag-along rights of the Electing Stockholders under Section 11(a)-(f) (a “Prohibited Transfer”), the Electing Stockholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the right to sell to the Selling Stockholder the type and number of Tag-along Shares equal to the number of shares each Electing Stockholder would have been entitled to transfer to the Prospective Purchaser had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 11(a)-(f). Such sale shall be made on the following terms and conditions:

(1)    The price per share at which the Tag-along Shares are to be sold to the Selling Stockholder shall be equal to the price per share paid by the Prospective Purchaser to the Selling Stockholder in the Prohibited Transfer. The Selling Stockholder also shall reimburse each Electing Stockholder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Electing Stockholder’s rights under this Section 11.

(2)     Within ninety (90) days after the later of the dates on which an Electing Stockholder (A) receives notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, such Electing Stockholder shall, if exercising the option created hereby, deliver to the Selling Stockholder the certificate or certificates representing Tag-along Shares to be sold, each certificate to be properly endorsed for transfer.

(3)     The Selling Stockholder shall, upon receipt of the certificate or certificates for the Tag-along Shares to be sold by a Electing Stockholder pursuant to this Section 11(g), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 11(g)(i), in cash or by other means acceptable to the Electing Stockholder.

(4)     Notwithstanding the foregoing, any attempt by the Selling Stockholder to transfer Offered Shares in violation of this Section 11 shall be void and the Company agrees that it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of a majority in interest of the Electing Stockholders.

(h)    “Disposition” means, with respect to any Common Stock or other security, to directly or indirectly, voluntarily or involuntarily, in a single transaction or a series of transactions, (a) sell, assign, make a gift of, exchange, pledge, hypothecate, grant an option or other right for or otherwise transfer (whether by merger or otherwise), encumber or subject to any claim, lien, encumbrance, restriction or security interest, (b) grant any voting or other rights with respect thereto, or (c) enter into any agreement or arrangement regarding the acquisition, holding, disposition or voting thereof. Any Disposition of any right that is exercisable or exchangeable for or convertible into Common Stock shall be deemed a Disposition of the maximum number of shares of Common Stock determined as of such time that would be issuable or deliverable upon the exercise, exchange or conversion of such right, whether or not such right is then exercisable, exchangeable or convertible.

(i)     “Change in Control” means a Disposition of twenty-five percent (25%) or more of the shares of Common Stock owned by the Selling Stockholder individually or in the aggregate as of the date hereof.

12.     Governing Law.  This Warrant shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts entered into and to be performed wholly within such State.

13.     Notice.  Any notice given pursuant to this Warrant by the Company or by the Holder shall be in writing and shall be deemed to have been duly given upon (a) personal deliver, (b) transmitter’s confirmation of the receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier, or (d) the expiration of three business days after the day when mailed by United States Postal Service by certified or registered mail, return receipt requested, postage prepaid. Such notices shall be delivered (i) if to the Company, at its principal corporate offices, and (ii) if to Holder, to such person’s address as it appears in the warrant ledger of the Company. Each party hereto may, from time to time, change the address to which notices to it are to be transmitted, delivered or mailed hereunder by notice in accordance herewith to the other party.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has executed and delivered this Warrant as of September 30, 2006.

BROWNSHIRE HOLDINGS, INC.

By:	/s/ Norman S. Lynn
Printed Name: Norman S. Lynn
Title: Vice President

The following agrees to the terms of Section 11:

GDSC ACQUISITIONS, LLC

By:	/s/ Norman S. Lynn
Printed Name: Norman S. Lynn
Title: Manager

EXHIBIT A

EXERCISE OF COMMON STOCK PURCHASE WARRANT

The undersigned hereby irrevocably elects to exercise that certain Common Stock Purchase Warrant to purchase ______ shares of the Common Stock of Brownshire Holdings, Inc. (the “Company”), issued in its name and dated as of the ____day of _________, ____, to the extent of purchasing ____ of Common Stock of the Company and hereby makes payment of ______________ in payment of the actual exercise price thereof or, alternatively, as provided in Section 1 of the Common Stock Purchase Warrant, satisfies the Purchase Price by ________________________.

Dated: __________ , _____	[HOLDER’S NAME]

By [EXHIBIT ONLY - NOT FOR EXECUTION]

Printed Name

EXHIBIT B

ASSIGNMENT OF COMMON STOCK PURCHASE WARRANT

FOR VALUE RECEIVED,                                                                                   , an __________________, hereby sells, assigns, and transfers unto (please type or print) ___________________________________ (“Purchaser”), of (please type or print address)                   , the right to purchase the common stock of Brownshire Holdings, Inc. (the “Company”), represented by that certain Common Stock Purchase Warrant to purchase ______ shares issued in its name, dated as of the ____day of ________, ____, to the extent of      ( ____) shares of such common stock constituting ____________ ( ___%) of the shares as to which such right is exercisable and does hereby irrevocably constitute and appoint the Company and its transfer agent as attorneys-in-fact to transfer the same on the books of the Company with full power of substitution in the premises.

Dated: __________ , _____	[HOLDER’S NAME]

By [EXHIBIT ONLY - NOT FOR EXECUTION]

Printed Name